Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter and Full-Year 2006 Financial Results

- 2006 Revenues Rise 10.5%; Cost Reduction Initiative Completed; 2007 Outlook Affirmed -

RESTON, Va. – February 26, 2007 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported fourth quarter and full-year 2006 results.

Total revenue for the fourth quarter of 2006 increased 13.4% to $74.4 million from fourth quarter 2005 revenues of $65.6 million. Gross margin in the fourth quarter 2006 of 48.2% decreased approximately 550 basis points from fourth quarter 2005 gross margin of 53.7%. Included in the fourth quarter of 2006 is $0.9 million in pass-through revenues that are incremental to the fourth quarter of 2005 and $1.3 million of charges in cost of network services, including $0.9 million related to the impairment of vending inventory and $0.4 million related to severance. Excluding these items, fourth quarter gross margin decreased approximately 310 basis points to 50.6%.

Fourth quarter 2006 GAAP net loss was $6.7 million, or $0.28 per share, versus fourth quarter 2005 GAAP net income of $1.4 million, or $0.06 per share. Included in expenses for the fourth quarter of 2006 is a pre-tax charge of $5.7 million, which includes a $2.4 million charge associated with the impairment of vending-related inventory and assets, a $1.8 million charge for severance related to the previously announced cost reduction initiative and a $1.3 million charge associated with the impairment of one of TNS’ equity method investments. Excluding the $5.7 million pre-tax charge, fourth quarter 2006 net loss was $3.1 million, or $0.13 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2006 was $14.1 million versus fourth quarter 2005 EBITDA before stock compensation expense of $16.8 million. Excluding $2.8 million related to severance and the impairment of vending-related inventory, fourth quarter 2006 EBITDA before stock compensation expense was $16.9 million. Adjusted earnings for the fourth quarter of 2006 was $2.7 million, or $0.11 per share, compared to fourth quarter 2005 adjusted earnings of $5.9 million or $0.24 per share. Excluding the $4.6 million pre-tax charge related primarily to severance, the impairment of one of TNS’ equity method investments and the impairment of vending-related inventory and capitalized assets, adjusted earnings for the fourth quarter of 2006 was $5.5 million, or $0.23 per share. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

Henry Graham, CEO, commented, “TNS’ 2006 revenues were above the high end of our outlook range and 2006 adjusted earnings per share, excluding non-recurring charges, were at the midpoint of our outlook range. Our international services division’s growth was strong, benefiting from increased global penetration of TNS’ unique services suite. Our financial and telecommunications services divisions also grew through expanded sales to existing customers and new customer wins. In our POS division, we are working to manage our transitioning profitability in dial-up services and have accelerated pipeline installations of our FusionPoint product. While 2006 was a turbulent year for TNS, we have emerged with a leaner organization, an energized workforce, and a very clear corporate emphasis on fundamental execution. In 2007, we are focused on capturing our global growth opportunities through continued product innovation, increased process discipline and maintenance of our leaner cost structure.”

Financial Review:

Fourth Quarter 2006

•	Fourth quarter 2006 total revenue increased 13.4% to $74.4 million from fourth quarter 2005 revenue of $65.6 million. Included in revenue are the following components:
-

Revenue from the International Services Division increased 23.3% to $29.3 million from fourth quarter 2005 revenue of $23.7 million. ISD revenue increased mainly due to the continued growth of our POS services in Central Europe, the favorable impact of foreign exchange, revenue contribution from recently completed acquisitions, and to a lesser extent, revenue contribution from countries we have recently entered.

-

Revenue from the Financial Services Division increased 12.2% to $9.3 million from fourth quarter 2005 revenue of $8.3 million through increases in new endpoint installations as well as increases in connectivity between existing customers and increased demand for greater bandwidth connectivity.

-

Revenue from the Telecommunication Services Division increased 12.0% to $15.1 million from fourth quarter 2005 revenue of $13.4 million.Included in TSD revenues for the fourth quarter of 2006 is an incremental $0.3 million in pass-through revenues. Excluding the incremental pass-through revenues, TSD revenue increased 9.5% to $14.7 million in the fourth quarter of 2006. The growth in TSD is a result of increased demand for TNS’ database access and call signaling services from new and existing customers.

-

Revenue from the POS Division increased 3.2% to $20.8 million on 1.5 billion transactions from $20.2 million on 1.4 billion transactions in fourth quarter 2005. Included in POS revenues for the fourth quarter of 2006 is $0.6 million in pass-through revenues. Excluding the pass-through revenues, POS revenue remained flat at $20.2 million in the fourth quarter of 2006.

•

Fourth quarter 2006 gross margin decreased approximately 550 basis points to 48.2% from fourth quarter 2005 gross margin of 53.7%. Included in the fourth quarter of 2006 is $0.9 million in pass-through revenues that are incremental to the fourth quarter of 2005 and $1.3 million of charges in cost of network services, including $0.9 million related to the impairment of vending inventory and $0.4 million related to severance. Excluding these items, fourth quarter gross margin decreased approximately 310 basis points to 50.6%. This margin compression was principally due to the decline in POS gross margin as a result of lower revenue per transaction and increases in access charges. The decrease was partially offset by increased revenue contributions from FSD and ISD.

Full Year 2006

•	Total revenue for the full year 2006 increased 10.5% to $286.2 million from 2005 revenues of $258.9 million.
•

Gross margin for the full year 2006 of 48.9% decreased approximately 410 basis points from 2005 gross margin of 53.0%. Excluding $6.3 million in incremental TSD and POS pass-through revenues and $1.3 million in impairment and severance charges, gross margin for the full year 2006 decreased approximately 250 basis points to 50.5%.

•

GAAP net loss for the full year 2006 was $9.9 million, or $0.41 per share, versus 2005 GAAP net income of $5.8 million, or $0.23 per share. Included in expenses for the full year 2006 is a pre-tax charge to earnings of approximately $11.8 million, including a $5.8 million charge for severance, a $2.4 million charge associated with the impairment of vending-

related inventory and assets, a $1.5 million charge for expenses incurred by the special committee of TNS’ board of directors and a $1.3 million charge related to the impairment of one of TNS’ equity method investments. Excluding this $11.8 million pre-tax charge, net loss for the full year 2006 was $2.6 million, or $0.11 per share. Operating expenses for the full year 2005 included a pre-tax benefit to earnings of $2.3 million, which included a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement, a $0.9 million charge related to severance and a $0.7 million benefit due to the favorable settlement of certain sales tax liabilities. Excluding this $2.3 million pre-tax benefit, net income for the full year 2005 was $4.4 million, or $0.18 per share.

•

EBITDA before stock compensation expense for the full year 2006 decreased 22.3% to $53.6 million from 2005 EBITDA before stock compensation expense of $69.0 million. Excluding the $8.9 million pre-tax charge, EBITDA before stock compensation expense for the full year 2006 was $62.5 million. Excluding the $2.3 million pre-tax benefit, EBITDA before stock compensation expense for 2005 was $66.7 million.

•

Adjusted earnings for the full year 2006 decreased 50.5% to $12.3 million, or $0.51 per share, from 2005 adjusted earnings of $24.8 million, or $1.00 per share. Excluding the $10.7 million pre-tax charge, adjusted earnings for 2006 was $18.9 million, or $0.78 per share. Excluding the $2.3 million pre-tax benefit, adjusted earnings for 2005 was $23.3 million, or $0.94 per share.

Outlook:

For Fiscal Year 2007, TNS anticipates:

•	Total revenue growth of 9-12% to $312-$320 million versus $286.2 million for the year ended December 31, 2006.
•	Adjusted earnings growth of 25-38% to $23.6-$26.0 million versus $18.9 million, excluding nonrecurring charges, for the year ended December 31, 2006.
•	Adjusted earnings per share growth of 24-37% to $0.97-$1.07 versus $0.78, excluding nonrecurring charges, for the year ended December 31, 2006.

For the First Quarter of 2007, TNS anticipates:

•	Total revenue growth of 6-11% to $70-$73 million versus $65.9 million for the first quarter of 2006.
•	Adjusted earnings of $3.4-$4.4 million versus $4.0 million, excluding nonrecurring charges, for the first quarter of 2006.
•	Adjusted earnings per share of $0.14-$0.18 versus $0.17, excluding nonrecurring charges, for the first quarter of 2006.

Ed O’Brien, Executive Vice President and CFO, commented, “During the fourth quarter, TNS completed the expense reductions resulting from our comprehensive internal review, eliminating $9.8 million. Moving into 2007, we have standardized company-wide practices of disciplined planning and execution in order to maintain this leaner structure and deliver on expectations.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss fourth quarter and full-year 2006 results on Monday, February 26, 2007 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 617-597-5311, passcode #38767223. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from February 26, 2007 at 7:00 p.m. Eastern Time through March 26, 2007, and can be accessed by dialing 617-801-6888, passcode #62889871.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS' networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS' network technologies have been deployed in the United States and internationally, and TNS' networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the Company; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2006 and in Form 10-K/A (Amendment No. 1) filed on July 21, 2006. In addition, the statements in this press release are made as of February 26, 2007. The Company expects that subsequent events or developments will cause its views to change.

The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 26, 2007.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Revenues	$74,405	$65,619	$286,160	$258,940
Operating expenses:
Cost of network services	38,554	30,412	146,181	121,682
Engineering and development	6,882	3,768	22,187	15,521
Selling, general, and administrative	16,654	15,398	71,757	55,245

Depreciation and amortization of property and equipment	6,261	4,604	22,208	18,972
Amortization of intangible assets	9,085	5,011	24,820	22,773
Total operating expenses(1)(2)(3)	77,436	59,193	287,153	234,193
(Loss) income from operations	(3,031)	6,426	(993)	24,747
Interest expense	(2,476)	(2,016)	(9,261)	(9,052)
Interest income and other income (expense)	1,179	73	2,795	(25)
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	(4,328)	4,483	(7,459)	15,670
Income tax (provision) benefit	(47)	(2,298)	2,665	(7,218)
Equity in net loss of unconsolidated affiliates(1)(2)	(2,284)	(757)	(5,186)	(2,686)
(Loss) income before cumulative effect of a change in accounting principle	(6,659)	1,428	(9,980)	5,766
Cumulative effect of a change in accounting principle, net of tax effects(4)	—	—	84	—

Net (loss) income(1)(2)(3)	$(6,659)	$1,428	$(9,896)	$5,766
Basic earnings per share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.28)	$0.06	$(0.41)	$0.24

Net (loss) income(1)(2)(3)	$(0.28)	$0.06	$(0.41)	$0.24

Basic weighted average common shares outstanding(5)(6)	24,111,545	23,969,422	24,075,710	24,518,578
Diluted earnings per share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.28)	$0.06	$(0.41)	$0.23

Net (loss) income(1)(2)(3)	$(0.28)	$0.06	$(0.41)	$0.23

Diluted weighted average common shares outstanding(5)(6)	24,111,545	24,116,146	24,075,710	24,766,971

Common shares outstanding as of period-end(5)(6)	24,113,434	23,971,001	24,113,434	23,971,001

(1)  Included in expenses for the fourth quarter of 2006 is a pre-tax charge of $5.7 million, which includes a $2.4 million charge associated with the impairment of vending-related inventory and assets, a $1.8 million charge for severance related to the previously announced cost reduction initiative and a $1.3 million charge associated with the impairment of one of TNS’ equity method investments.  Excluding the $5.7 million pre-tax charge, fourth quarter 2006 net loss was $3.1 million, or $0.13 per share.

(2)  Included in expenses for the full year 2006 is a pre-tax charge to earnings of approximately $11.8 million, including a $5.8 million charge for severance, a $2.4 million charge associated with the impairment of vending-related inventory and assets, a $1.5 million charge for expenses incurred by the special committee of TNS’ board of directors and a $1.3 million charge related to the impairment of one of TNS’ equity method investments.  Excluding this $11.8 million pre-tax charge, net loss for the full year 2006 was $2.6 million, or $0.11 per share.

(3)  Included in operating expenses for the full year 2005 is a pre-tax benefit to earnings of $2.3 million, which included a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement, a $0.9 million charge related to severance and a $0.7 million benefit due to the favorable settlement of certain sales tax liabilities.  Excluding this $2.3 million pre-tax benefit, net income for the full year 2005 was $4.4 million, or $0.18 per share.

(4)  Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

(5)  The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 4, 2005.

(6)  The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$17,322	$26,628
Accounts receivable, net	64,985	48,773
Other current assets	18,038	15,456
Total current assets	100,345	90,857
Property and equipment, net	58,377	52,448
Goodwill and identifiable intangible assets, net	204,743	192,393
Other assets	18,212	16,486
Total assets	$381,677	$352,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,650	$—
Accounts payable, accrued expenses and other current liabilities	51,751	46,933
Deferred revenue	15,115	10,810
Total current liabilities	68,516	57,743
Long-term debt, net of current portion	121,663	113,448
Other liabilities	12,233	3,147
Total liabilities	202,412	174,338

Total stockholders’ equity	179,265	177,846
Total liabilities and stockholders’ equity	$381,677	$352,184

TNS, Inc.
Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Net (loss) income	$(6,659)	$1,428	$(9,896)	$5,766
Non-cash items and working capital changes	17,028	16,413	45,017	45,531
Net cash provided by operating activities:	10,369	17,841	35,121	51,297
Purchases of property and equipment	(6,729)	(7,499)	(25,005)	(21,586)
Cash paid for business acquisitions, net of cash acquired	(262)	(2,244)	(28,086)	(6,303)
Investments in affiliated entities	—	—	—	(5,505)
Net cash used in investing activities:	(6,991)	(9,743)	(53,091)	(33,394)
Proceeds from issuance of long-term debt, net	—	—	—	165,188
Borrowings on revolving credit facility	1,865	—	9,866	—
Payment of long-term debt financing costs	—	—	(225)	(75)
Repayment of long-term debt	—	(5,728)	—	(105,468)
Proceeds from stock option exercises	—	(24)	321	1,531
Proceeds from tax benefits for share-based payments	—	—	30	—
Purchase and retirement of common stock, inclusive of fees	—	—	—	(116,869)
Purchase of treasury stock	(19)	(5)	(89)	(517)

Proceeds from issuance of common stock, net	—	—	—	46,066
Net cash provided by (used in) financing activities:	1,846	(5,757)	9,903	(10,144)
Effect of exchange rates on cash and cash equivalents	(337)	(277)	(1,239)	(919)
Net increase (decrease) in cash and cash equivalents	4,887	2,064	(9,306)	6,840

Cash and cash equivalents, beginning of period	12,435	24,564	26,628	19,788
Cash and cash equivalents, end of period	$17,322	$26,628	$17,322	$26,628

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
EBITDA before stock compensation expense:
(Loss) income from operations (GAAP)	$(3,031)	$6,426	$(993)	$24,747
Add back the following items:
Depreciation and amortization of property and equipment	6,261	4,604	22,208	18,972
Amortization of intangible assets	9,085	5,011	24,820	22,773
Stock compensation expense(1)	1,803	762	7,604	2,552
EBITDA before stock compensation expense(2)(3)(4)	$14,118	$16,803	$53,639	$69,044

Adjusted Earnings:
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of change in accounting principle (GAAP)	$(4,328)	$4,483	$(7,459)	$15,670
Add the following items:
Equity in net loss of unconsolidated affiliates	(2,284)	(757)	(5,186)	(2,686)
Amortization of intangible assets	9,085	5,011	24,820	22,773
Other debt-related costs	—	—	—	1,654
Stock compensation expense(1)	1,803	762	7,604	2,552
Adjusted earnings before income taxes	4,276	9,499	19,779	39,963
Income tax provision at 38%	1,625	3,609	7,516	15,186
Adjusted earnings(5)(6)(7)	$2,651	$5,890	$12,263	$24,777

Weighted average common shares – diluted(8)(9)	24,186,165	24,116,146	24,166,523	24,766,971

Adjusted earnings per common share – diluted(5)(6)(7)	$0.11	$0.24	$0.51	$1.00

(1)Excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

(2)Excluding $2.8 million of the $5.7 million pre-tax charge, EBITDA before stock compensation expense for the fourth quarter of 2006 was $16.9 million.

(3)Excluding $8.9 million of the $11.8 million pre-tax charge, EBITDA before stock compensation expense for the full year 2006 was $62.5 million.

(4)Excluding the $2.3 million pre-tax benefit, EBITDA before stock compensation expense for the full year 2005 was $66.7 million.

(5)Excluding $4.6 million of the $5.7 million pre-tax charge, adjusted earnings for the fourth quarter of 2006 was $5.5 million, or $0.23 per share.

(6)Excluding $10.7 million of the $11.8 million pre-tax charge, adjusted earnings for the full year 2006 was $18.9 million, or $0.78 per share.

(7)Excluding the $2.3 million pre-tax benefit, adjusted earnings for the full year 2005 was $23.3 million, or $0.94 per share.

(8)The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(9)The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.

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